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                               PURCHASE AGREEMENT

          AGREEMENT dated this 5th day of July, 1994, by and between NCC Funds (the "Fund"), a Massachusetts business trust, and Allmerica Investments, Inc. ("Allmerica"), a Massachusetts corporation.

          1. The Fund hereby offers Allmerica and Allmerica hereby purchases one Class P share of beneficial interest (no par value per share) representing interests in the Fund's Total Return Advantage Fund at a price of $10 per share (collectively known as "Shares").

          2. Allmerica hereby acknowledges receipt of one Share. The Fund hereby acknowledges receipt from Allmerica of funds in the amount of $10 for such Share.

          3. Allmerica represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          4. The names "NCC Funds" and "Trustees of NCC Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of January 28, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "NCC Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.



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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 5th day of July, 1994.

                                         NCC FUNDS
Attest:

/s/ Christina Simmons                    By: /s/ Richard B. Tullis,
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                                            Richard B. Tullis, President


                                         ALLMERICA INVESTMENTS, INC.
Attest:

/s/ Christina Simmons                    By: /s/ Richard M. Reilly
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